Exhibit 10.22

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 07, 2020 by and between Cerevel Therapeutics, LLC (the “Company”) and Kathleen Tregoning (the “Executive”)

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Corporate Affairs Officer of the Company and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.        Position and Duties.

(a)          Effective as of July 13, 2020 (the “Effective Date”), the Executive will be employed by the Company, on a full-time basis, as its Chief Corporate Affairs Officer, reporting  to the Company's Chief Executive Officer. The Executive will be a member of the Company's Executive Committee. The Executive shall be eligible to work remotely but travel to the Boston area may be required as business needs arise. In addition, the Executive may be asked from time to time to serve as a director or officer of one or more of the Company's Affiliates, without further compensation

(b)        The Executive agrees to perform the duties of the Executive’s position and such other duties as may reasonably be assigned to the Executive from time to time. The Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of the Executive’s duties and responsibilities for them. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Executive’s employment, except as may be expressly approved in advance by the Board of Directors of Cerevel Therapeutics, Inc.(“Parent”) (or such other board of directors or managers as may be designated as the operative governing entity of the Company, the (“Board”) in writing; provided, however, that the Executive may participate in the activities set forth on Exhibit A hereto and may without advance consent participate in charitable activities and engage in personal investment activities, in each case to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties under this Agreement, create a conflict of interest or violate any provision of Section 3 of this Agreement or the Restrictive Covenant Agreement (as defined below).

(c)         The Executive agrees that, while employed by the Company, the Executive will comply with all written Company policies, practices and procedures and all written codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

2.        Compensation and Benefits.  During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive the following compensation and benefits:

(a)         Base Salary.  The Company will pay the Executive a base salary at the rate of $410,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board in its discretion (as increased, from time to time, the ("Base Salary")

(b)         Bonus Compensation.  For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”) The Executive’s target bonus will be 40% of the Base Salary (the “Target Bonus”), with the actual amount of any such Annual Bonus to be determined by the Board in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Board in its discretion, after consultation with the Chief Executive Officer of the Company. Any Annual Bonus for the Executive’s initial year of employment with the Company shall be prorated based on the Effective Date. Except as provided in Section 5, in order to receive any Annual Bonus hereunder, the Executive must be employed through the last day of the year to which such Annual Bonus relates. Any Annual Bonus will be paid in the calendar year immediately following the conclusion of the fiscal year to which such Annual Bonus relates.

(c)        Equity. The Executive will be eligible for participation in the Cerevel Therapeutics, Inc. 2018 Equity Incentive Plan (the Plan”). Subject to the receipt of any required approvals (including any required Board approvals) and the Executive’s continued employment through the grant date, which will be as soon as practicable following the Effective Date, the Executive will be granted an option to purchase shares of the Company’s common stock, which as of the date of this letter, represents approximately 0.4% of the Company’s fully diluted shares outstanding (the “Option” or “Award” ). The Option will have an exercise price of not less  than the fair market value of the Company’s common stock on the date it is granted, as determined by the Company. The Option will be evidenced by a form of stock option agreement and will be subject to the terms of the Plan, the applicable stock option agreement, any other applicable stockholders’ agreements (collectively, “ Equity Documents”), and any other restrictions and limitations generally applicable to the common stock of the Company or equity awards held by the Company’s executives or otherwise imposed by law. In the event of any conflict between this Agreement and the Equity Documents, the Equity Documents will control.

(d)       Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior employees of comparable status of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan), in which event this Agreement shall control unless this Agreement expressly provides otherwise The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(e)          Vacations. The Executive will be entitled to vacation days in accordance with the policies of the Company as in effect for senior employees of comparable status, as in effect from time to time. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

(f)          Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Company, subject to Company policy as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g)          Signing Bonus. The Executive shall be eligible to receive a one-time cash signing bonus in the amount of $100,000 (the “Signing Bonus”). The Signing Bonus will be payable by the Company within thirty (30) days following the Effective Date, subject to the Executive’s employment with the Company on the payment date. In the event the Executive terminates the Executive’s employment hereunder without Good Reason or the Executive’s employment is terminated by the Company for Cause: (i) before the twelve (12)-month anniversary of the Effective Date, the Executive shall repay to the Company the full amount of the Signing Bonus; or (ii) on or after the twelve (12)-month anniversary of the Effective Date but before the twenty-four (24)-month anniversary of the Effective Date, the Executive shall repay to the Company fifty percent (50%) of the Signing Bonus. Any repayment shall occur within thirty (30) days following the date of termination.

(h)          Co-Investment. To the extent the Company establishes a program allowing senior employees of comparable status to the Executive (“Senior Employees”) to purchase common stock of Parent, the Executive will be eligible to participate in such program.

(i)          Tag-Along Rights. In the event Parent offers tag-along rights on sales by any Lead Investor (as defined in the Stockholders Agreement by and among Parent and the stockholders party thereto, dated September 24, 2018, as it may be amended from time to time) to Senior Employees with respect to their shares of common stock of Parent, the Executive will also be eligible for such rights on the same terms as applicable to other Senior Employees.

3.        Restricted Activities.

(a)          As a condition of employment, the Executive will be required to enter into the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenant Agreement with this Agreement and at least ten (10) business days before the commencement of the Executive’s employment.

(b)         Litigation and Regulatory Cooperation During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 3(b).

4.        Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a)         By  the  Company For Cause The Board may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable judgment: (i) the Executive’s failure to comply with a material directive of the Company’s Chief Executive Office or the Board, or gross negligence in the performance of the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of this Agreement, the Restrictive Covenant Agreement or any other written agreement between the Executive and the Company or any of its Affiliates; (iii) the Executive’s commission of, indictment for, or plea of nolo contendere to: a felony, or another crime involving moral turpitude that causes or could reasonably be expected to cause material harm to the business interests or reputation of the Company or any of its Affiliates; (iv) fraud, theft, embezzlement, unlawful harassment or other intentional misconduct by the Executive that (with respect to such other intentional misconduct only) is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates. Further, Cause shall not exist hereunder, in the case of (i) or (ii) above, unless the Company has provided the Executive with written notice of the event(s) alleged to constitute Cause thereunder and, if such event(s) are susceptible to cure, a 15 day period to cure following the receipt of such notice in which the Executive has failed to cure such event(s).

(b)         By the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause upon ten (10) days’ notice to the Executive (during which period (or any portion thereof) the Executive may be placed on paid administrative leave).

(c)         By  the  Executive  for Good Reason.  The  Executive  may  terminate the Executive’s employment for Good Reason For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent, (i) any diminution in the Base Salary or Target Bonus, unless applied across-the-board to all similarly-situated executives of the Company and not more than 5%, (ii) any material diminution in the Executive’s titles, duties or responsibilities,(iii) a permanent reassignment of the Executive’s primary office to a location more than 35 miles from the Company’s office in Massachusetts, or (iv) a material breach by the company of this Agreement; provided, however, Good Reason shall not exist hereunder, unless the Executive has provided the Company with written notice of the event(s) alleged to constitute Good Reason within 30 days of the initial occurrence of such event(s), and the Company has failed to cure such event(s) within 30 days following its receipt of such notice. The Executive may terminate employment for Good Reason at any time within the 30-day period after the 30 day cure period has expired.

(d)         By the Executive without Good Reason.  The Executive may terminate the Executive’s employment at any time upon sixty (60) days’ notice to the Company. In the event of such resignation, the Company may accelerate the date of the Executive’s termination without such acceleration constituting a termination by the Company hereunder.

(e)          Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, even with a reasonable accommodation, for a period of ninety (90) consecutive days or one hundred and twenty (120) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5.        Other Matters Related to Termination.

(a)         Final Compensation In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of the Executive’s employment, through the date the Executive’s employment terminates; (ii) any bonus in respect of a prior year which has not yet been paid, payable at such time when such bonus would otherwise have been paid; (iii) reimbursement, in accordance with Section 2(f) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date the Executive’s employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date the Executive’s employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”) Except as otherwise provided in Sections 5(a)(ii) and 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30 days following the date of termination or such shorter period required by law.

(b)       Severance Payments. In the event of any termination of the Executive's employment by the Company without Cause under Section 4(b) or by the Executive for Good Reason under Section 4(c), the Company will pay the Executive, in addition to Final Compensation, the following (the “Severance Benefits”):

(i)          the Base Salary for a period of twelve (12) months following the date of termination (such period, the “Severance Period” and such payments, the “Severance Payments”, provided in the event the Executive is entitled to any Garden Leave Pay (as defined in the Restrictive Covenant Agreement), the Severance Payments received in any calendar year will be reduced by the amount of Garden Leave Pay the Executive is paid in the same such calendar year pursuant to the Restrictive Covenant Agreement;

(ii)         the Target Bonus for the year of termination, prorated for the number of days during the year in which the Executive's employment terminates that the Executive was employed by the Company (based upon a 365-day year); and

(iii)       in the event the Executive timely elects to continue the Executive's coverage and, if applicable, that the Executive's eligible dependents in the Company's group health plans under the federal law known as “COBRA”), or similar state law (together, “COBRA”), the Company shall pay the Executive a monthly amount equal to the portion of the monthly health premiums paid by the Company on the behalf of active employees and, if applicable, their eligible dependents until the earlier of (A) the conclusion of the Severance Period and (B) the date that the Executive and, if applicable, Executive's eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms (the “Health Continuation Benefits”). The Executive consents to the deduction of the remaining portion of the monthly health premiums from the Severance Payments.

(c)         Conditions To And Timing Of Severance Payments. Any obligation of (i) the Company to provide the Executive the Severance Benefits and/or (ii) Parent to provide the accelerated vesting of Options described in Paragraph 2 of Schedule A of the Award (if applicable) is, in each case, conditioned on  the Executive's signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other  customary  terms,  including (in the Company's sole discretion) a twelve month post-employment noncompetition provision, other post-employment restrictive covenants substantially similar to those found in this Agreement and the Restrictive Covenant Agreement, and a seven (7) business day revocation period, in the form provided to the Executive by the Company at or around the time that the Executive's employment terminates (the “Separation Agreement”). The Executive must return to the Company and not revoke the Separation Agreement within the time period required by the Separation Agreement, and in any event, the Separation Agreement must become effective, if at all, by the sixtieth (60th) calender day following the date the Executive's employment terminates. Any Severance Payments and Health Continuation Benefits to which the Executive is entitled will be payable in the form of salary continuation in accordance with the normal  payroll  practices of  the Company.   The first such payment, together  with the pro-rated Target Bonus described under Section 5(b)(ii) above, will be made on the Company's next payday following the expiration of sixty (60) calender days from the date that the Executive's employment terminates, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments, to the extend they qualify as “non-qualified deferred compensation” within the meaning of Section 409A, shall begin to be paid in the second calendar year by the last day of such 60-day period, provided further that the initial payment of the Severance Payments shall include a catch-up payment to cover amounts retroactive to the day following such date of termination. Notwithstanding the foregoing, in the event that the Company's payment of the Health Continuation Benefits would subject the company to any tax or penalty under Section 105(h) of the Internal Revenue Code, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, the Executive and the Company shall work together in good faith to restructure such benefit.

(d)         Benefits Termination.  Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company's group health and dental plans at Executive's cost and except as expressly provided in Section 5(b)(iii) of this Agreement, the Executive's participation in all employee benefit plan shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of the Executive's employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of  the Executive's employment, and the Executive shall not be eligible for vacation or other paid time off following the termination of Executive's employment.

(e)         Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive's obligations under Section 3 of this Agreement and the Restrictive Covenant Agreement. The obligation of the Company  to make payments to the Executive under Section 5(b), and the Executive's right to retain the same, are expressly conditioned upon the Executive's continued full performance of the Executive's obligations under Section 3 of this Agreement and the Restrictive Covenant Agreement. Upon termination of employment by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement and the Restrictive Covenant Agreement.

6.        Timing of Payments and Section 409A.

(a)        Notwithstanding anything to the contrary in this Agreement or the Restrictive Covenant Agreement, if at the time the Executive's employment terminates, the Executive is a  “specified employee,” as defined below, any and all amounts payable under this Agreement or the Restrictive Covenant Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive's death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code, as amended (“Section 409A”).

(b)         For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)       Each payment made under this Agreement or the Restrictive Covenant Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)       In no event shall the Company or any person affiliated with the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7.       Definitions.    For purposes of this Agreement, the following definitions apply:

“Affiliates” means all person and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise; provided, however, that Affiliates does not include any portfolio company of any investment fund associated with Bain Capital Private Equity, L.P. other than the Company and its direct and indirect parents and subsidiaries.

“Person”  means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.       Conflicting Agreements. The Executive hereby represents and warrants that the Executive's signing of this Agreement and the performance of the Executive's obligations under it will not breach or be in conflict with any other agreement to which the Executive are a party or are bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of the Executive's obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party's consent.

9.       Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

10.      Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement and the Restrictive Covenant Agreement without the Executive's consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

11.      Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment, provided that the Restrictive Covenant Agreement and the Equity Documents remain in full force and effect. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13.     Legal Fees. The Executive shall be entitled to payment or reimbursement of reasonable legal fees in an amount not to exceed $10,000 in connection with the review, negotiation, preparation of this Agreement and the Non-Statutory Stock Option Agreement between the Executive and Parent.

14.     Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive's last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

The Executive's continued employment with the Company is conditioned upon the satisfactory completion of all steps of the  Company's standard background check, which will be completed as soon as practical. The consent provided in connection with the background check remains valid  for  the purpose of completing the Company's standard background check, even though all steps of that process may not be completed until after the Executive's employment with the Company has commenced.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

DocuSigned by:		DocuSigned by:

/s/ Kathleen Tregoning	By:	/s/ N. Anthony Coles, M.D.
Kathleen Tregoning		Name: N. Anthony Coles, M.D.
Title: Chief Executive Officer